Friendlyway Corporation Acquires Digital Media Firm Ignition Media
Acquisition Expands Digital Media Sales Nationwide

Colorado Springs, CO--(BUSINESS WIRE)—August 21, 2006—friendlyway Corporation (OTC BB: FDWY.OB - News), a self-service provider of customer-facing public access self-service systems, has acquired the assets and business of Ignition Media Group, LLC, Pennsylvania. Simultaneously with the closing of the transaction, Ignition Media acquired the assets and business of Captive Audience, LLC of New Jersey collectively expanding the presence of friendlyway nationally in 10 major markets. The assets were purchased by Ignition Media, Inc, Nevada, a wholly owned subsidiary of friendlyway Corporation

Ignition Media and Captive Audience provide location based advertising and marketing over digital networks. Founded in 2000, Captive Audience, LLC has installed digital signage systems in 120 locations in the Northeast including Javit Center, Sea Street, a water taxi service for New Jersey and New York, and delicatessen counters in various grocery store chains. Ignition Media has installed digital signage in 15 grocery store delicatessens. Additionally, since 2003, Ignition Media has provided sale support services for Captive Audience.

Together, the two companies hold contracts to expand their operations with the installation of digital signage in delicatessens representing six grocery store chains with over 750 locations in 10 major geographic national markets. Current installations are located in the north east and California. In 2005, the two companies combined generated over $2.4 million with approximately $1 million in EBIT. Additional information on Ignition Media can be found at www.ignition-media.com. More information regarding Captive Audience can be found at www.get-ca.com.

In addition, the company recently announced the additional acquisition of Big Fish Marketing, an advertising and marketing development company. The combined acquisitions significantly expand the presence of friendlyway’s digital signage initiative as a component of its e-banking self service kiosks currently being deployed. The three acquisitions also completes the company’s plans to create full service internal advertising sales and production units.

The Company has already installed five contracted locations for Ignition Media in August. Initial advertising sales are currently exceeding the Company’s targeted $2,000 per location per month goal. The Company further plans to expand installations to an additional 100 locations per month beginning in September with an expected minimum monthly revenue generation of $1,000 per system.

The initial rollout includes installations in five major geographic markets. Additionally, Ignition Media has conducted over twenty case studies across several product categories. The case studies provide evidence of significant product sale increases of up to 40% with the support in in-store digital signage marketing campaigns. The combination of supporting case studies, national geographic presence, and a monthly rollout schedule that increases the size of the network, Ignition Media plans to aggressively pursue national ad campaigns beginning in January 2007.

friendlyway Chief Executive Officer Ken Upcraft stated, “These acquisitions are not only strategically sound but financially accretive, importantly, they provide friendlyway with a significant national presence . In addition to being profitable, they also only provide current top line revenue which will increase with each month’s expansion of their systems in conjunction with the friendlyway e-banking kiosks.” Upcraft further commented, “We were seeking a production company and an adverting sales company to complete our internal operational needs allowing the company the ability to aggressively grow nationally and internationally. We believe that the acquisitions of Big Fish Marketing, Ignition Media and Captive Audience are synergistic fits and we’re excited to have them as a part of the friendlyway team.”

David V. Lott, Chairman of Friendlyway stated, “These acquisitions provide a horizontal expansion of our business model. Our product offerings can now be cross sold across the multiple new markets as we continue to deploy both our e-banking kiosks and digital signage systems. It is all about creating a reoccurring revenue stream.”

About friendlyway Corporation:

friendlyway Corporation provides self-service systems and technologies for public access at points of sale, service, and information. Its interactive information stations are used in various applications, such as ticketing, Internet access, self check-in, way-finding, lead management, e-commerce, banking, lobby management, and access control, as well as information and education. The company serves trade shows, conferences, events and promotions, hospitality, tourism and travel, healthcare and hospitals, financial services and banking, government, and fashion and retail sectors. friendlyway markets its products and services internationally through sales and marketing campaigns, conferences, one-on-one consultations, telemarketing, direct sales, and client and vendor referrals. For more information, please visit: http://www.friendlywayinc.com

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of Friendlyway Corporation believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.